REVOLVING CREDIT AGREEMENT



                                   by and among



                             ICCE, INC., as Borrower,

                                       and

                         NATIONSBANK, NATIONAL ASSOCIATION,
                                     as Agent

                                       and

                     THE LENDERS PARTY HERETO FROM TIME TO TIME






                                   May 16, 1997

                               TABLE OF CONTENTS

                                                                      Page

                                ARTICLE I    Definitions and Terms

     1.01      Definitions                                              2
     1.02      Accounting Terms                                        21
     1.03      Cross References                                        21
     1.04      Headings and References                                 21
     1.05      Accounting and Financial Determinations                 21
     1.06      General Provisions Relating to Definitions              22
     1.07      Attorneys' Fees                                         22
     1.08      References to Time                                      22

                                ARTICLE II   The Loans

     2.01      Revolving Credit Facility                               23
     2.02      Payment of Interest                                     24
     2.03      Payment of Principal                                    25
     2.04      Non-Conforming Payments                                 25
     2.05      Bank Account                                            25
     2.06      Notes                                                   25
     2.07      Reductions                                              26
     2.08      Conversions and Elections of Subsequent Interest
                 Periods                                               26
     2.09      Pro Rata Payments                                       26
     2.10      Unused Fee                                              27
     2.11      Deficiency Advances                                     27
     2.12      Use of Proceeds                                         27

                           ARTICLE III  Change in Circumstances

     3.01      Increased Cost and Reduced Return                       28
     3.02      Limitation on Types of Loans                            29
     3.03      Illegality                                              30
     3.04      Treatment of Affected Loans                             30
     3.05      Compensation                                            30
     3.06      Taxes                                                   31
     3.07      Replacement Banks                                       33

                                ARTICLE IV   Security

     4.01      Security                                                34
     4.02      Further Assurances                                      34

                      ARTICLE V    Conditions to Making Loans

     5.01      Conditions of Initial Advance and Issuance of
               Letters of Credit                                       35
     5.02      Conditions of Loans                                     36

                      ARTICLE VI   Representations and Warranties

     6.01      Representations and Warranties                          38


                           ARTICLE VII  Affirmative Covenants

     7.01      Financial Reports, Etc                                  45
     7.02      Maintain Properties                                     46
     7.03      Existence, Qualification, Etc                           46
     7.04      Regulations and Taxes                                   47
     7.05      Insurance                                               47
     7.06      True Books                                              47
     7.07      Pay Indebtedness to Lenders and Perform Other
                 Covenants                                             47
     7.08      Right of Inspection                                     47
     7.09      Observe all Laws                                        47
     7.10      Officer's Knowledge of Default                          47
     7.11      Suits or Other Proceedings                              48
     7.12      Notice of Discharge of Hazardous Material or
                 Environmental Complaint                               48
     7.13      Environmental Compliance                                48
     7.14      Indemnification                                         48
     7.15      Further Assurances                                      48
     7.16      ERISA Requirement                                       49
     7.17      Continued Operations                                    49
     7.18      Use of Proceeds                                         49
     7.19      New Subsidiaries                                        49
     7.20      Acquisition B                                           50

                           ARTICLE VIII Negative Covenants

     8.01      Consolidated Leverage Ratio                             52
     8.02      Consolidated Fixed Charge Coverage Ratio                52
     8.03      Consolidated Capitalization Ratio                       52
     8.04      Consolidated Current Ratio                              52
     8.05      Indebtedness                                            52
     8.06      Transfer of Assets                                      53
     8.07      Investments; Acquisitions                               53
     8.08      Liens                                                   54
     8.09      Dividends or Distributions                              54
     8.10      Merger or Consolidation                                 55
     8.11      Change in Control                                       55
     8.12      Transactions with Affiliates                            55
     8.13      ERISA                                                   55
     8.14      Dissolution, etc                                        56
     8.15      Rate Hedging Obligations                                56

                 ARTICLE IX   Events of Default and Acceleration

     9.01      Events of Default                                       57
     9.02      Agent to Act                                            60
     9.03      Cumulative Rights                                       60
     9.04      No Waiver                                               60
     9.05      Allocation of Proceeds                                  60

                                ARTICLE X    The Agent

     10.01     Appointment, Powers and Immunities                      62
     10.02     Reliance by Agent                                       62
     10.03     Defaults                                                63
     10.04     Rights as Lender                                        63
     10.05     Indemnification                                         63
     10.06     Non-Reliance on Agent and Other Lenders                 64
     10.07     Resignation of Agent                                    64
     10.08     Fees                                                    64

                                ARTICLE XI   Miscellaneous

     11.01     Assignments and Participations                          65
     11.02     Notices                                                 66
     11.03     Right of Setoff; Adjustments                            68
     11.04     Survival                                                68
     11.05     Expenses                                                68
     11.06     Amendments and Waivers                                  70
     11.07     Counterparts                                            70
     11.08     Waivers by Borrower                                     70
     11.09     Termination                                             70
     11.10     Governing Law                                           71
     11.11     Severability                                            71
     11.12     Entire Agreement                                        71
     11.13     Agreement Controls                                      71
     11.14     Usury Savings Clause                                    71

                         REVOLVING CREDIT AGREEMENT


     THIS REVOLVING CREDIT AGREEMENT, dated as of the 16th day of May, 1997 (the "Agreement"), is made by and among:

     ICCE, INC., a Georgia corporation having its principal place of business in Atlanta, Georgia (the "Borrower"); and

     NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America and having a principal place of business in Charlotte, North Carolina ("NationsBank") and each other Eligible Assignee which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 11.01 (hereinafter NationsBank and such other lenders may be referred to individually as a "Lender" or collectively as the "Lenders"); and

     NATIONSBANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (in such capacity, the "Agent").

                            W I T N E S S E T H:

     WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving credit facility of up to $15,000,000, the proceeds of which are to be used as provided in Section 2.12 hereof; and

     WHEREAS, the Lenders are willing to make such revolving credit facility available to the Borrower upon the terms and conditions set forth herein;

     NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

                                ARTICLE I

                          Definitions and Terms

     1.01 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

          "Acquire" or "Acquisition", as applied to a Person, means the acquiring or acquisition of a controlling interest in such Person by purchase (including all or substantially all of the assets), exchange, issuance of stock or other securities, or by merger, reorganization or other method.

          "Acquired Companies" means each of David C. Cooper and
     Associates, Inc., a Georgia corporation ("Cooper"), DCCA Professional Temporaries, Inc., a Georgia corporation ("DCCA"), EKT, Inc., a North Carolina corporation ("EKT"), Infinity Enterprises, Inc., a Maryland corporation ("Infinity"), and Cama of Tampa, Inc., a Florida corporation ("Cama").

          "Acquisition A" means the Acquisition of Cooper, DCCA, EKT and Infinity pursuant to the terms of Merger Agreement A.

          "Acquisition B" means the Acquisition of Cama pursuant to the terms of Merger Agreement B.

          "Adjusted Consolidated EBITDA" means Consolidated EBITDA; provided, however, that with respect to any Acquisition which occurs within the Four-Quarter Period for which the computation thereof is being made, Consolidated EBITDA shall be adjusted by adding the lesser of (i) $500,000 or (ii) historical pro forma reductions in compensation expense that are substantiated by employment contracts; provided, however, that with respect to an Acquisition which is accounted for as a "purchase", for the Four-Quarter Period following the date of such Acquisition, the Consolidated EBITDA shall include the results of operations of the Person or assets so acquired which amounts shall be determined on an historical pro forma basis for the Four-Quarter Period preceding or including the date of such Acquisition as if such Acquisition had been consummated as a "pooling of interest", plus to the extent applicable, any adjustments made in accordance with Securities and Exchange Commission Rule 17 CFR 210.11-02.

          "Advance" means a borrowing under the Revolving Credit Facility, consisting of the aggregate principal amount of a Base Loan or a Eurodollar Loan, as the case may be.

          "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Borrower; (ii) which beneficially owns or holds 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of the Borrower; or (iii) 10% or more of any class of the outstanding voting stock of which is beneficially owned or held by the Borrower, provided, however, at the time the Borrower registers any security issued by it pursuant to the Securities Act of 1933, as amended, the figure "10%" used in this definition shall automatically change to "5%" without further action. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

          "Applicable Commitment Percentage" means, with respect to each Lender at any time, a fraction, the numerator of which shall be such Lender's Revolving Credit Commitment and the denominator of which shall be the Total Revolving Credit Commitment, which Applicable Commitment Percentage for each Lender as of the Closing Date is as set forth in Exhibit A; provided that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with
     Section 11.01.

          "Applicable Lending Office" means, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

          "Applicable Margin" means that percent per annum set forth below which shall be based upon the Consolidated Leverage Ratio for the Four-Quarter Period most recently ended as specified below:


     Tier    Consolidated Leverage Ratio             Applicable     Applicable
                                                     Margin for     Margin for
                                                     Base Loan      Eurodollar
                                                                    Loans


     I       Less than 1.50 to 1.00                      0.00%        1.25%

     II      Equal to or greater than 1.50 to 1.00       0.00%        1.75%
                        and less than 2.00 to 1.00

     III     Equal to or greater than 2.00 to 1.00       0.25%        2.00%
                        and less than 2.50 to 1.00

     IV      Equal to or greater than 2.50 to 1.00       0.50%        2.25%
                        and less than 2.75 to 1.00

     V       Equal to or greater than 2.75 to 1.00       0.75%        2.50%
                        and less than 3.00 to 1.00


     The Applicable Margin shall be established at the end of each fiscal quarter of the Borrower (each, a "Determination Date"). Any change in the Applicable Margin following each Determination Date shall be determined based upon the computations set forth in the Compliance Certificate furnished to the Agent pursuant to Section 7.01(a)(ii) and Section 7.01(b)(ii), subject to review and approval of such computations by the Agent, shall be effective commencing on the date following the date such Compliance Certificate is received (or, if earlier, the date such Compliance Certificate was required to be delivered) until the date following the date on which a new Compliance Certificate is delivered or is required to be delivered, whichever shall first occur; provided, however, if the Borrower shall fail to deliver any such Compliance Certificate within the time period required by Section 7.01, then the Applicable Margin shall be Tier V until the appropriate Compliance Certificate is so delivered. From the Closing Date to the date next following the date the first Compliance Certificate is received, the Applicable Margin shall be Tier IV.

          "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to
     Section 11.01.

          "Authorized Representative" means any of the President, any Vice President, the Chief Financial Officer, or the Controller of the Borrower or any other person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form attached hereto as Exhibit C.

          "Base Loan" means any Loan for which the rate of interest is determined by reference to the Base Rate.

          "Base Rate" means, for any day, the rate per annum equal to the sum of (a) the greater of (i) the Prime Rate for such day or (ii) the Federal Funds Rate for such day plus 0.5% and (b) the Applicable Margin for Base Loans. Any change in the Base Rate due to a change in the Prime Rate or Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

          "Board" means the Board of Governors of the Federal Reserve System (or any successor body).

          "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance under the Revolving Credit Facility in the form attached hereto as Exhibit D.

          "Business Day" means, (i) with respect to any Base Loan, any day which is not a Saturday, Sunday or a day on which banks in the States of New York and North Carolina are authorized or obligated by law, executive order or governmental decree to be closed, and (ii) with respect to any Eurodollar Loan, any day which is a Business Day as described above, and on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement in London, England, New York, New York and Charlotte, North Carolina.

          "Capital Expenditures" means, with respect to the Borrower and its Subsidiaries, for any period the sum of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Subsidiary during such period for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Borrower and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance.

          "Capital Leases" means all leases which have been or should be capitalized in accordance with Generally Accepted Accounting
     Principles as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

          "Change of Control" means, at any time:

          (i) any "person" or "group" (each as used in Sections 13(d)(3) and (14(d)(2) of the Exchange Act), other than Persons owning 30% or more of the Voting Stock of the Borrower on the Closing Date, either
     (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Stock of the Borrower (or securities convertible into or exchangeable for such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower;

          (ii) during any period of up to 24 consecutive months, commencing on the Closing Date, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than the death, disability or retirement of an officer of the Borrower that is serving as a director at such time so long as another officer of the Borrower replaces such Person as a director) to constitute a majority of the board of directors of the Borrower;

          (iii) any two of Beth Monroe Chase, David C. Cooper, Timothy Mann, or Mark Strassman shall cease to be executive officers of the Borrower for any reason (other than their death or disability); or

          (iv) any Person or two or more Persons, other than those Persons listed in clause (iii) hereof, acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Borrower. The registration and sale by the Borrower of any security issued by it pursuant to the Securities Act of 1933, as amended, shall not constitute a Change in Control.

          "Closing Date" means the date as of which this Agreement is executed by the Borrower, the Agent and the Lender and on which the conditions set forth in Section 5.01 hereof have been satisfied.

          "Code" means the Internal Revenue Code of 1986, as amended, any successor provision or provisions and any regulations promulgated thereunder.

          "Collateral" means, collectively, all property of the Borrower, any Subsidiary or any other Person in which the Agent or any Lender is granted a Lien as security for all or any portion of the Obligations under any Security Instrument.

          "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower and its Subsidiaries referred to in
     Section 6.01(f)(i) hereof.

          "Consolidated Capitalization Ratio" means, as of the date of computation thereof, the ratio of (i) Consolidated Funded
     Indebtedness to (ii) the sum of Consolidated Funded Indebtedness and Consolidated Shareholders' Equity.

          "Consolidated Current Assets" means, as of the date of computation thereof, cash and all other assets of the Borrower and its Subsidiaries which are expected to be realized in cash, sold in the ordinary course of business, or consumed within one year or which would be classified as a current asset, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Current Liabilities" means all liabilities of the Borrower and its Subsidiaries which by their terms are payable within one year (including Indebtedness payable on demand or maturing not more than one year from the date of computation and the current portion of Indebtedness having a maturity date in excess of one year) all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Current Ratio" means, as of the date of computation thereof, the ratio of Consolidated Current Assets (determined as at such date) to Consolidated Current Liabilities (determined as at such date).

          "Consolidated EBITDA" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) state and federal taxes on income (to the extent paid or accrued by the Borrower and its Subsidiaries), (iv) amortization, and (v) depreciation all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated EBITDAR" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the sum of (i) Consolidated EBITDA plus (ii) Consolidated Rental Expense.

          "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the ratio of (a)
     Consolidated EBITDAR less Capital Expenditures for such period to (b) Consolidated Fixed Charges.

          "Consolidated Fixed Charges" means, with respect to Borrower and its Subsidiaries, for the Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) Consolidated Interest Expense, (ii) income taxes paid or accrued during such period, (iii) Consolidated Rental Expense, (iv) dividends and distributions permitted under Section 8.09, and (v) required principal payments of Consolidated Funded Indebtedness, including, without duplication, payments required to be made with respect to Capital Leases all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Funded Indebtedness" means, as of the date of computation thereof, Indebtedness for Money Borrowed of the Borrower and its Subsidiaries and any liability associated with an earn-out obligation arising in connection with an Acquisition which is recorded as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries all as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

          "Consolidated Interest Expense" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of a Swap Agreement and letters of credit) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

          "Consolidated Leverage Ratio" means, as of the date of computation thereof, the ratio of Consolidated Funded Indebtedness to Adjusted Consolidated EBITDA.

          "Consolidated Net Income" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the gross revenues from operations of the Borrower and its Subsidiaries less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis; but excluding as income: (i) net gains on the sale, conversion or other disposition of capital assets, (ii) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries, (iii) net gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and (v) any other net gain or credit of an extraordinary nature as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

          "Consolidated Rental Expense" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending on the date of computation thereof, the aggregate amount of all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the leased property) payable by the Borrower or any of its Subsidiaries, as lessee or sublessee under any lease of real or personal property and shall include any amounts required to be paid by the Borrower or any of its Subsidiaries (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

          "Consolidated Shareholders' Equity" means, as of the date of computation thereof, the consolidated shareholders' equity as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis (excluding any upward adjustment after the Closing Date due to revaluation of assets).

          "Contingent Obligation" of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the consolidated financial statements of such Person in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, as defined by Statement No. 5 of the Financial Accounting Standards Board, and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

               (1) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

               (2) to advance or supply funds in any manner (i) for the purchase or payment of such Indebtedness or other obligation, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

               (3) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

               (4) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

               (5) otherwise to assure the owner of the Indebtedness or such obligation of the primary obligor against loss in respect thereof;

     with respect to Contingent Obligations, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the present value of the amount which can reasonably be expected to become an actual or matured liability.

          "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.08 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

          "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.08 or Article IV of one Type of Loan into another Type of Loan.

          "Cost of Acquisition" means, as at the date of entering into any agreement to Acquire any Person, the sum of the following without duplication: (i) any cash or other property or the face amount of any debt instrument given as consideration; (ii) any Indebtedness or liabilities assumed by the Borrower or its Subsidiaries in connection with such Acquisition, including accounts payable and other current liabilities and (iii) all amounts paid or payable in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Acquisition; provided, however, that the Cost of Acquisition shall not include the value of the capital stock of the Borrower to be transferred in connection therewith.

          "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

          "Default Rate" means (i) with respect to each Eurodollar Loan, until the end of the Interest Period applicable thereto, a rate of two percent (2%) above the Tier V Eurodollar Rate applicable to such Loan, and thereafter at a rate of interest per annum which shall be two percent (2%) above the Tier V Base Rate, (ii) with respect to Base Loans, at a rate of interest per annum which shall be two percent (2%) above the Tier V Base Rate and (iii) in any case, the maximum rate permitted by applicable law, if lower.

          "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America;

          "Eligible Assignee" means (i) a Lender; (ii) an affiliate of a Lender; and (iii) any other financial institution approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 11.01, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Agent from the Borrower within two Business Days after written notice of such proposed assignment has been provided by the assigning Lender to the Borrower; provided, however, that if the Borrower would be subject to increased costs or a tax withholding requirement under
     Article III as a result of any assignment to an Eligible Assignee, the Borrower may withhold consent; provided, further, that neither the Borrower nor an affiliate of the Borrower shall qualify as an Eligible Assignee.

          "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Agent:

          (a)  Government Securities;

          (b) obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 92 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody's;
          (c) interest bearing demand or time deposits issued by a Lender or certificates of deposit maturing within one year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $400,000,000 and being rated A-3 or better by S&P or A or better by Moody's;

          (d)  Repurchase Agreements;

          (e)  Pre-Refunded Municipal Obligations;

          (f) shares of mutual funds which invest in obligations described in paragraphs (a) through (g) above, the shares of which mutual funds are at all times rated "AAA" by S&P;

          (g) asset-backed remarketed certificates of participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-1" by S&P and "P-1" by Moody's;

          (h) tax-exempt or taxable adjustable rate preferred stock issued by a Person having a rating of its long term unsecured debt of "A" or better by S&P or "A-3" or better by Moody's; and

          (i) at the time the Borrower registers any security issued by it pursuant to the Securities Act of 1933, as amended, obligations permitted under an investment policy approved by the Borrower's directors and the Agent.

          "Environmental Laws" means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

          "ERISA" means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, all as the same shall be in effect at such date.

          "Eurodollar Loan" means a Loan for which the rate of interest is determined by reference to the Eurodollar Rate.

          "Eurodollar Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Eurodollar Rate" means, for the Interest Period for any Eurodollar Loan, the rate of interest per annum calculated according to the following formula:
          Eurodollar     Interbank Offered Rate   Applicable
          Rate         =   1-Eurodollar Reserve    +    Margin
                                  Requirement

          "Event of Default" means any of the occurrences set forth as such in Section 9.01 hereof.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

          "Fiscal Year" means the twelve month fiscal period of the Borrower and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

          "Four-Quarter Period" means a period of four full consecutive fiscal quarter periods, taken together as one accounting period.

          "GAAP" or "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended.

          "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America.

          "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether of a state of the United States, the United States or a foreign governmental entity.

          "Guarantors" means the Subsidiaries of the Borrower who are required to execute and deliver to the Agent a Guaranty Agreement at the Closing Date or thereafter pursuant to Section 7.19 hereof.

          "Guaranty Agreement" means the Guaranty and Suretyship Agreement of the Guarantors of even date herewith (or, as to Guaranties delivered pursuant to Section 7.19 hereof, dated as of the date of delivery thereof) in favor of the Agent, for the benefit of the Lenders, as the same may be amended, modified or supplemented.

          "Hazardous Material" means and includes any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material (including, without limitation petroleum products, asbestos-containing material and lead), the generation, handling, storage, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

          "Indebtedness" means with respect to any Person, without duplication, all Indebtedness for Money Borrowed, all indebtedness of such Person for the acquisition of property, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations, all letters of credit, all Rate Hedging Obligations and other items which in accordance with Generally Accepted Accounting Principles is classified as a liability on a balance sheet other than accrued expenses and accrued taxes; but excluding all accounts payable in the ordinary course of business so long as payment therefor is due within one year; provided that in no event shall the term Indebtedness include partners' capital, surplus and retained earnings, minority interest in Persons, lease obligations (other than pursuant to Capital Leases), reserves for current and deferred income taxes and investment credits, other deferred credits and reserves, and deferred compensation obligations.

          "Indebtedness for Money Borrowed" means all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements).

          "Interbank Offered Rate" means, with respect to any Eurodollar Loan, for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Interbank Offered Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

          "Interest Period" for each Eurodollar Loan means a period commencing on the date such Eurodollar Loan is made or Converted and each subsequent period commencing on the last day of the immediately preceding Interest Period for such Eurodollar Loan, and ending, at the Borrower's option, on the date one, two, three or six months thereafter as notified to the Agent by the Authorized Representative three (3) Business Days prior to the beginning of such Interest Period; provided, that,

               (i) if the Authorized Representative fails to notify the Agent of the length of an Interest Period three (3) Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Base Loan as of the first day thereof;

               (ii) if an Interest Period for a Eurodollar Loan would end on a day which is not a Business Day such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day);

               (iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

               (iv) no Interest Period shall extend past the Revolving Credit Termination Date; and

               (v) on any day there shall not be in effect more than five (5) Interest Periods.

          "Interest Rate Selection Notice" means the written notice delivered by an Authorized Representative in connection with the election of a subsequent Interest Period for any Eurodollar Loan or to Convert a Loan or Loans of any Type hereunder, as such election or conversion shall be otherwise permitted herein. Any Interest Rate Selection Notice shall be binding on and irrevocable by the Borrower and in the form attached hereto as Exhibit E and incorporated herein by reference.

          "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any property which any of them have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

          "Loan" or "Loans" means any borrowing under the Revolving Credit Facility.

          "Loan Documents" means this Agreement, the Notes, the Guaranty Agreements, the Security Instruments and all other instruments and documents heretofore or hereafter executed or delivered to and in favor of the Agent for the benefit of the Lenders in connection with the Loans made and transactions contemplated under this Agreement, as the same may be amended, modified or supplemented from the time to time.

          "Loan Parties" means the Borrower and the Guarantors.

          "Material Adverse Effect" means a material adverse effect on (i) the business, properties, operations or condition, financial or otherwise, of the Borrower or any of its Subsidiaries taken as a whole, (ii) the ability of any Loan Party to pay or perform its respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers, and remedies of the Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof (including for purposes of clauses
     (ii) and (iii) the imposition of burdensome conditions thereon).

          "Merger Agreement A" means the Agreement and Plan of
     Reorganization dated as of April 16, 1997 by and among the Borrower, Cooper, DCCA, EKT, Infinity and the other parties thereto.

          "Merger Agreement B" means the Agreement and Plan of
     Reorganization dated as of April 27, 1997 by and among the Borrower, Cama and the other parties thereto.

          "Merger Agreements" means, collectively, Merger Agreement A and Merger Agreement B.

          "Moody's" means Moody's Investors Service, Inc., a Delaware corporation.

          "Multi-employer Plan" means an employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is also a multi-employer plan as defined in Section 4001(a)(3) of ERISA;

          "Notes" means collectively, the promissory notes of the Borrower evidencing Loans executed and delivered to the Lenders as provided in
     Section 2.06 hereof substantially in the form attached hereto as Exhibit F, with appropriate insertions as to amounts, dates and names of Lenders.

          "Obligations" means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) all liabilities of Borrower to the Lenders which arise under a Swap Agreement, and
     (iii) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders hereunder, under any one or more of the other Loan Documents or with respect to the Loans.

          "Outstanding" means, as of any date of determination, the aggregate principal amount of all Loans then outstanding and all interest accrued thereon.

          "Permitted Liens" means:

          (a) Liens created under the Security Instruments in favor of the Agent and the Lenders, and otherwise existing as of the date hereof and as set forth in Schedule 6.01(g);

          (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which liens are not yet enforceable against other creditors;

          (c) statutory Liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 90 days from the date of creation thereof for amounts note yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens are not yet enforceable against other creditors;

          (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness) statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

          (e) any Lien existing on any properties of any corporation at the time it becomes a Subsidiary of the Borrower pursuant to Section 7.19, or existing prior to the time of Acquisition upon any properties acquired by the Borrower or any Subsidiary as permitted herein, whether or not assumed by the Borrower or such Subsidiary;

          (f) pledges or deposits for the purpose of securing a stay or discharge in the course of any legal proceeding arising in the course of ordinary business and which could not reasonably be expected to have a Material Adverse Effect;

          (g) Liens consisting of encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property on the date of Acquisition thereof which do not materially detract from the value of such property or impair the use thereof;

          (h) any Lien in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any state government or any political subdivision thereof, and, in each case, resulting from acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or any political subdivision thereof, or subcontracts thereunder;

          (i) Liens securing Indebtedness permitted under Section 8.05 hereof; and

          (j) any Lien renewing, extending, refinancing or refunding any Lien permitted by clauses (a) through (i) above; provided, however, that the principal amount secured is not increased, the maturity is not accelerated, and the Lien is not extended to any other properties.

          "Person" means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

          "Pledge Agreement" means, collectively (or individually as the context may indicate), (i) that certain Stock Pledge Agreement dated as of the date hereof between the Borrower and the Agent for the benefit of the Agent and the Lenders and (ii) any additional Stock Pledge Agreement delivered to the Agent pursuant to Section 7.19 as hereafter amended, supplemented or replaced from time to time.

          "Pledged Stock" has the meaning given to such term in the Pledge Agreement.

          "Pre-Refunded Municipal Obligations" means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody's and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are
     (i) not callable at the option of the issuer thereof prior to maturity, (ii) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same becomes due and (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants.

          "Prime Rate" means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

          "Principal Office" means the office of the Agent presently located at 6610 Rockledge Drive, MD2-600-03-02, Bethesda, Maryland 20817 Attention:Ms. Barbara Levy, or such other office and address as the Agent may from time to time designate in writing.

          "Rate Hedging Obligations" means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

          "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time.

          "Repurchase Agreement" means a repurchase agreement entered into with any financial institution whose debt obligations or commercial paper are rated "A" by either of S&P or Moody's or "A-1" by S&P or "P-1" by Moody's.

          "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating at least 51% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the "Credit Exposure" of each Lender shall be equal at all times (a) other than following the occurrence and during the continuance of an Event of Default, to its Revolving Credit Commitment, and (b) following the occurrence and during the continuance of an Event of Default, to the aggregate principal amount of the Loans owing to such Lender plus the aggregate unutilized amounts of such Lender's Revolving Credit Commitment.

          "Revolving Credit Commitment" means, with respect to each Lender, the obligation of such Lender to make Advances to the Borrower up to an aggregate principal amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Revolving Credit Commitment.

          "Revolving Credit Facility" means the facility described in
     Article II hereof providing for Loans to the Borrower by the Lenders in the aggregate principal amount of up to the Total Revolving Credit Commitment.

          "Revolving Credit Termination Date" means (i) May 31, 2000 or
     (ii) such earlier date of termination of Lenders' obligations pursuant to Section 9.01 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily permanently terminate the Revolving Credit Facility by payment in full of all Obligations.

          "S&P" means Standard & Poor's, a division of McGraw-Hill
     Companies;

          "Security Agreement" means, collectively (or individually as the context may indicate) (i) the Security Agreement dated as of the date hereof by the Borrower to the Agent, and (ii) any additional Security Agreement delivered to the Agent pursuant to Section 7.19, as hereafter modified, amended or supplemented from time to time.

          "Security Instruments" means, collectively, the Pledge Agreement, the Security Agreement and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Subsidiary shall grant or convey to the Agent or the Lenders a Lien in property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.

          "Single Employer Plan" means any employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is not a Multi-employer Plan.

          "Solvent" means, when used with respect to any Person, that at the time of determination:

               (i) the fair value of its assets is in excess of the total amount of its liabilities, including, without limitation, Contingent Obligations; and

               (ii) it is then able and expects to be able to pay its debts as they mature; and

               (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

          "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries.

          "Swap Agreement" means one or more agreements with respect to Indebtedness evidenced by the Notes between the Borrower and a Lender, on terms mutually acceptable to such Borrower and such Lender, which agreements create Rate Hedging Obligations.

          "Total Revolving Credit Commitment" means (i) from the Closing Date through May 31, 1999 a principal amount equal to $15,000,000, and (ii) after May 31, 1999, if Consolidated EBITDA for the Fiscal Year ended December 31, 1998 does not exceed $6,000,000, a principal amount of $12,000,000 unless the Required Lenders shall have elected otherwise, as reduced from time to time in accordance with
     Section 2.7.

          "Type" shall mean any type of Loan (i.e., a Base Loan or Eurodollar Loan).


          "Unused Fee" means that percent per annum set forth below, which shall be based upon the Consolidated Leverage Ratio for the Four-Quarter Period most recently ended as set forth below:



     Tier          Consolidated Leverage Ratio                  Unused Fee

      I                       Less than 2.00 to 1.00               0.250%

     II        Equal to or greater than 2.00 to 1.00               0.375%
                          and less than 3.00 to 1.00

     The Unused Fee shall be established at the end of each fiscal quarter of the Borrower (the "Determination Date"). Any change in the Unused Fee following each Determination Date shall be determined based upon the computations set forth in the Compliance Certificate furnished to the Agent pursuant to Section 7.01(a)(ii) and Section 7.01(b)(ii), subject to review and approval of such computations by the Agent and shall be effective commencing on the date following the date such Compliance Certificate is received (or, ir earlier, the date such certificate was required to be delivered) until the date following the date on which a new Compliance Certificate is delivered or is required to be delivered, whichever shall first occur; provided, however, if the Borrower shall fail to deliver any such Compliance Certificate within the time period required by Section 7.01, then the Unused Fee shall be Tier II. From the Closing Date to the date next following the date the first Compliance Certificate is received, the Unused Fee shall be Tier II.

     1.02 Accounting Terms. All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

     1.03 Cross References. Unless otherwise specified, references in this Agreement and in each Loan Document to any Article or Section are references to such Article or Section of this Agreement or such Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Section, Article or definition.

     1.04 Headings and References. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of this Agreement. Words such as "hereof", "hereunder", "herein" and words of similar import shall refer to this Agreement in its entirety and not to any particular Section or provisions hereof, unless so expressly specified. As used herein, the singular shall include the plural, and the masculine shall include the feminine or a neutral gender, and vice versa, whenever the context requires.

     1.05 Accounting and Financial Determinations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable, be made in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis except insofar as:

          (a) the Borrower shall have elected (with the concurrence of its independent public accountant and upon prior written notification to the Lenders) to adopt more recently promulgated Generally Accepted Accounting Principles (which election shall continue to be effective for subsequent years); and

          (b) the Agent and the Required Lenders shall have consented to such election (it being understood that such consent may be conditioned upon the implementation of such changes to Section 7.01 as appropriate to reflect such adoption of more recently promulgated Generally Accepted Accounting Principles and it being further understood that such consent shall be deemed to have been given upon the implementation of such changes).

     Upon a change in Generally Accepted Accounting Principles which becomes effective after the Closing Date which would have a material effect on the Company's consolidated financial statements and the assets and liabilities reflected therein or otherwise affect the calculation or the application of the covenants contained in Article VIII hereof and the determination of the Applicable Margin and the Unused Fee, such change shall not be given effect for purposes hereof until sixty (60) days from the otherwise effective date of such change. Prior to such effectiveness the Agent, the Lenders and the Borrower shall in good faith negotiate to amend the pertinent provisions of this Agreement to account for such change to the extent appropriate to effect the substance thereof as of the Closing Date. If such an amendment is not entered into with respect to any such change, such change shall not be given effect for purposes hereof.

     1.06 General Provisions Relating to Definitions. Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "including" means including, without limiting the generality of any description preceding such term. Each reference herein to any Person shall include a reference to such Person's successors and assigns. References to any instrument defined in this Agreement refer to such instrument as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

     1.07 Attorneys' Fees. Whenever any provision in this Agreement or any of the other Loan Documents refers to the obligation of the Borrower or any Guarantor to reimburse the Agent or any Lender for attorneys' fees incurred by such Person, the Borrower and any Guarantor shall only be required to reimburse such Persons for the reasonable and actual attorney's fees incurred and shall not be responsible for any attorneys' fees imposed by statute based upon any percentage of outstanding indebtedness.

     1.08 References to Time. Unless otherwise indicated, all references to any time in this Agreement or any of the Loan Documents shall be deemed references to Charlotte, North Carolina time.


                                   ARTICLE II

                                    The Loans

     2.01 Revolving Credit Facility

          (a) Commitment. Subject to the terms and conditions of this Agreement, each Lender agrees to make Advances to the Borrower, from time to time from the Closing Date until the Revolving Credit Termination Date on a pro rata basis as to the total borrowing requested by the Borrower under the Revolving Credit Facility on any day determined by its Applicable Commitment Percentage of the Total Revolving Credit Commitment up to but not exceeding the Revolving Credit Commitment of such Lender, provided, however, that the Lenders will not be required and shall have no obligation to make any Advance
     (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent (in accordance with the terms of this Agreement) has accelerated the maturity of the Notes as a result of an Event of Default; provided further, however, that immediately after giving effect to each Advance, the principal amount of Outstandings shall not exceed the Total Revolving Credit Commitment. Within such limits, the Borrower may borrow, repay and reborrow hereunder, on a Business Day from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (x) no Eurodollar Loan shall be made which has an Interest Period that extends beyond the Revolving Credit Termination Date and (y) each Eurodollar Loan may, subject to the provisions of Section 2.08, be repaid only on the last day of the Interest Period with respect thereto unless such payment is accompanied by the additional payment, if any, required by Section 3.05.

          (b) Amounts. The aggregate unpaid principal amount of the Outstandings shall not exceed at any time, an amount equal to the Total Revolving Credit Commitment. Each Loan hereunder and each Conversion under Section 2.08 shall be in an amount of at least $250,000 or such greater amount which is an integral multiple of $50,000.

          (c) Advances. (i) An Authorized Representative shall give the Agent (A) at least three (3) Business Days' irrevocable written notice by telefacsimile transmission of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions, effective upon receipt, of each Loan that is a Eurodollar Loan (whether representing an additional borrowing hereunder or the Conversion of borrowing hereunder from Base Loans to Eurodollar Loans or the Continuation of a Eurodollar Loan for an additional Interest Period) prior to 10:30 A.M. Charlotte, North Carolina time and (B) irrevocable written notice by telefacsimile transmission of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions, effective upon receipt, of each Loan that is a Base Loan (whether representing an additional borrowing hereunder or the Conversion of borrowing hereunder from Eurodollar Loans to Base Loans) prior to 10:30 A.M. Charlotte, North Carolina time on the day of such proposed Loan. Each such notice shall specify the amount of the borrowing, the Type (Base or Eurodollar), the date of borrowing and, if a Eurodollar Loan, the Interest Period
     to be used in the computation of interest.   Notice of receipt of
     such Borrowing Notice or Interest Rate Selection Notice, as the case may be, together with the amount of each Lender's portion of an Advance requested thereunder, shall be provided by the Agent to each Lender by telefacsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 10:30 A.M.) not later than 1:00 P.M. on the same day as the Agent's receipt of such notice.

          (ii) Not later than 2:00 P.M. Charlotte, North Carolina time on the date specified for each borrowing under this Section 2.01, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advance or Advances to be made by it on such day available by wire transfer to the Agent in the amount of its pro rata share, determined according to such Lender's Applicable Commitment Percentage of the Loan or Loans to be made on such day. Such wire transfer shall be directed to the Agent at the Principal Office and shall be in the form of Dollars constituting immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof to a demand deposit account which may be maintained at one or more offices of the Agent or an agent of the Agent or as shall be directed in the applicable Borrowing Notice by the Authorized Representative and reasonably acceptable to the Agent.

          (iii) The Borrower shall have the option to elect the duration of the initial and any subsequent Interest Periods and to Convert the Loans in accordance with Section 2.08. Eurodollar Loans and Base Loans may be outstanding at the same time, provided, however, there shall not be outstanding at any one time Eurodollar Loans having more than five (5) different Interest Periods. If the Agent does not receive a Borrowing Notice or an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or of Conversion of any Loan to or Continuation of a Loan as a Eurodollar Loan by the time prescribed by Section 2.01(c) or 2.08, the Borrower shall be deemed to have elected to Convert such Loan to (or Continue such Loan as) a Base Loan until the Borrower notifies the Agent in accordance with Section 2.08.

     2.02 Payment of Interest. (a) The Borrower shall pay interest to the Agent at the Principal Office for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due at the Eurodollar Rate or the Base Rate, as elected or deemed elected by the Borrower or otherwise applicable to such Loan as herein provided, provided, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

     (b) Interest on each Loan shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed. Interest on each Loan shall be paid (i) quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 1997, on each Base Loan, (ii) on the last day of the applicable Interest Period for each Eurodollar Loan and, if any Interest Period extends for more than three months, at intervals of three months after the first day of the Interest Period in respect of the related Eurodollar Loan and (iii) upon payment in full of the principal amount of the Loan at the Revolving Credit Termination Date.

     2.03 Payment of Principal. The principal amount of the Outstandings shall be due and payable to the Agent for the benefit of each Lender in full on the Revolving Credit Termination Date, or earlier as herein expressly provided.
The principal amount of Eurodollar Loans may only be prepaid at the end of the applicable Interest Period, unless the Borrower shall pay to the Agent for the account of the Lenders the amount, if any, required under Section 3.05. The Borrower shall furnish the Agent written notice of its intention to make a principal payment prior to 11:00 A.M. Charlotte, North Carolina time on the date of such payment. All payments of principal on Loans shall be in the amount of $250,000 or such greater amount which is an integral multiple of $50,000.

     2.04 Non-Conforming Payments. (a) Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid to the Lenders with respect to the Loans, shall be made to the Agent at the Principal Office, for the account of each Lender, in Dollars and in immediately available funds before 12:30 P.M. Charlotte, North Carolina time on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Agent.

     (b) The Agent shall deem any payment made by or on behalf of the Borrower hereunder that is not made both in Dollars and in immediately available funds and prior to 12:30 P.M. Charlotte, North Carolina time on the date such payment is due to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the first Business Day on which such funds were available prior to 12:30 P.M. Charlotte, North Carolina time. Any non-conforming payment may constitute or become a Default or Event of Default. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until the first Business Day on which such funds were available prior to 12:30 P.M. Charlotte, North Carolina time at the Default Rate from the date such amount was due and payable.

     (c) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under clause (ii) of the definition of "Interest Period"; provided that interest shall continue to accrue during the period of any such extension and provided further, that in no event shall any such due date be extended beyond the Revolving Credit Termination Date.

     2.05 Bank Account. The Borrower shall continuously maintain an account with the Agent for the purposes herein contemplated.

     2.06 Notes. Loans made by each Lender, shall be evidenced by, and be repayable with interest in accordance with the terms of, the Note payable to the order of such Lender in the amount of its Applicable Commitment Percentage of the Total Revolving Credit Commitment, which Note shall be dated the Closing Date or such later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by each Borrower.

     2.07 Reductions. The Borrower shall, by notice from an Authorized Representative, have the right from time to time (but not more frequently than once during each fiscal quarter), upon not less than two (2) Business Days' written notice to the Agent to reduce the Total Revolving Credit Commitment. Each such reduction shall be in the aggregate amount of $1,000,000 or such greater amount which is in an integral multiple of $500,000, or the entire remaining Total Revolving Credit Commitment. No such reduction shall result in the payment of any Eurodollar Loan other than on the last day of the Interest Period of such Loan unless such prepayment is accompanied by amounts due, if any, under Section 3.05. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Loans to the extent that the Outstandings exceed the Total Revolving Credit Commitment, after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid.

     2.08 Conversions and Elections of Subsequent Interest Periods. Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in Article III hereof, the Borrower may:

          (a) upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 10:30 A.M. Charlotte, North Carolina time on any Business Day, Convert all or a part of Eurodollar Loans to Base Loans on the last day of the Interest Period for such Eurodollar Loans; and

          (b) upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 10:30 A.M. three (3) Business Days' prior to the date of such election or Conversion:

               (i) elect a subsequent Interest Period for all or a portion of Eurodollar Loans to begin on the last day of the then current Interest Period for such Eurodollar Loans; and

               (ii) Convert Base Loans to Eurodollar Loans on any
          Business Day.

     Each election and Conversion pursuant to this Section 2.08 shall be subject to the limitations on Eurodollar Loans set forth in the definition of "Interest Period" herein and in Section 2.01 and Article III. The Agent shall give written notice to each Lender of such notice of election or Conversion prior to 2:00 P.M. on the day such notice of election or Conversion is received. All such Continuations or Conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

     2.09 Pro Rata Payments. Except as otherwise provided herein, (a) each payment and prepayment on account of the principal of and interest on the Loans and the fees described in Section 2.10 hereof shall be made to the Agent in the aggregate amount payable to the Lenders for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without set-off or counterclaim, and (c) the Agent will distribute such payments when received to the Lenders as provided for herein.

     2.10 Unused Fee. For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated), the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages an Unused Fee equal to the Unused Fee per annum times the daily amount by which the Total Revolving Credit Commitment exceeds the average daily Outstandings. Such payments of fees provided for in this Section shall be due in arrears on the last Business Day of each March, June, September and December beginning June 30, 1997 to and on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated). Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

     2.11 Deficiency Advances. No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Loan hereunder nor shall the Revolving Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender.
Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the Note in its favor as a Lender evidencing Loans all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its Note; provided that, upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the Note of the Agent evidencing Loans in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

     2.12 Use of Proceeds. The proceeds of the Loans made pursuant to the Revolving Credit Facility hereunder shall be used by the Borrower to (i) refinance existing seller notes of up to $7,000,000, (ii) fund working capital needs of the Borrower of up to $3,000,000, and (iii) finance Acquisitions permitted herein.

                                   ARTICLE III

                                Change in Circumstances

     3.01 Increased Cost and Reduced Return.

          (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

               (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, its Note, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office or franchise taxes);

               (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Revolving Credit Commitment of such Lender hereunder; or

               (iii) shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

     and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.01(a), the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.04 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

          (b) If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

          (c) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.01 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.01 shall prior to such collection furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     3.02 Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Loan;

          (a) the Agent determines (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

          (b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the relevant Type of Loans and the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Loans of such Type, Continue Loans of such Type, or to Convert Loans of any other Type into Loans of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type, either prepay such Loans or Convert such Loans into another Type of Loan in accordance with the terms of this Agreement.

     3.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Continue Eurodollar Loans and to Convert other Types of Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.04 shall be applicable).

     3.04 Treatment of Affected Loans. If the obligation of any Lender to make a particular Eurodollar Loan or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to Section
3.01 or 3.03 hereof (Loans of such Type being herein called "Affected Loans" and such Type being herein called the "Affected Type"), such Lender's Affected Loans shall be automatically Converted into Base Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 3.03 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in
Section 3.01 or 3.03 hereof that gave rise to such Conversion no longer exist:

          (a) to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Loans; and

          (b) all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.01 or 3.03 hereof that gave rise to the Conversion of such Lender's Affected Loans pursuant to this Section 3.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Base Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

     3.05 Compensation. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

          (a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9.01) on a date other than the last day of the Interest Period for such Loan; or

          (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article V to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Agreement.

     3.06 Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.06) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 11.02, the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

     (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.06) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

     (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

     (e) or any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 3.06(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.06(a) or 3.06(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.06, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

     (g) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

     (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.06 shall survive the termination of the Commitments and the payment in full of the Notes.

     (i) To the extent that the payment of any Lender's Taxes by the Borrower in accordance with this Section 3.06 gives rise from time to time a Tax Benefit (as hereinafter defined) to such Lender in any jurisdiction other than the jurisdiction which imposed such Taxes, such Lender shall pay to the Borrower the amount of each such Tax Benefit so recognized or received. The amount of each Tax Benefit and, therefore, payment to the Borrower will be determined from time to time by the relevant Lender in its sole discretion, which determination shall be binding and conclusive on all parties hereto. Each such payment will be due and payable by such Lender to the Borrower within a reasonable time after the filing of the income tax return in which such Tax Benefit is recognized or, in the case of any tax refund, after the refund is received; provided, however, if at any time thereafter such Lender is required to rescind such Tax Benefit or such Tax Benefit is otherwise disallowed or nullified, the Borrower shall promptly, after notice thereof from such Lender, repay to such Lender the amount of such Tax Benefit previously paid to the Borrower and rescinded, disallowed or nullified. For purposes of this Section 3.06(i), "Tax Benefit" shall mean the amount by which any Lender's income tax liability for the taxable period in question is reduced below what would have been payable had the Borrower not been required to pay the Lender's Taxes. In the case of any dispute with respect to the amount of any payment, the Borrower shall have no right to any offset or withholding of payments with respect to future payments due to any Lender under this Agreement or the Notes.

     3.07 Replacement Banks.  The Borrower may, in its sole discretion, on ten
(10) Business Days' prior written notice to the Agent and a Lender, cause a Lender who has incurred increased costs or is unable to make Eurodollar Loans to (and such Lender shall) assign, pursuant to Section 11.01, all of its rights and obligations under this Agreement to an Eligible Assignee designated by the Borrower which is willing to become a Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans, any accrued but unpaid fees with respect to such Lender's Revolving Credit Commitment and any other amount payable to such Lender under this Agreement; provided, however, that any expenses or other amounts which would be owing to such Lender pursuant to any indemnification provision hereof (including, if applicable, Section 3.05) shall be payable to by the Borrower as if the Borrower had prepaid the Loans of such Lender rather than such Lender having assigned its interest hereunder. The Borrower or the assignee shall pay the applicable processing fee under Section 11.01.

                                   ARTICLE IV

                                    Security

     4.01 Security. As security for the full and timely payment and performance of all Obligations, the Loan Parties shall on or before the Closing Date do all things necessary in the opinion of the Agent and its counsel to grant to the Agent for the benefit of the Lenders a duly perfected first priority security interest in all Collateral subject to no prior Lien (other than Permitted Liens) or other encumbrance or restriction on transfer (other than restrictions on transfer imposed by applicable securities laws).

     4.02 Further Assurances. At the request of the Agent, the Borrower will or will cause its Subsidiaries, as the case may be, to execute, by its duly authorized officers, alone or with the Agent, any certificate, instrument, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Agent contemplated hereby and by the other Loan Documents.

                                   ARTICLE V

                              Conditions to Making Loans

     5.01 Conditions of Initial Advance. The obligation of the Lenders to make the initial Advance pursuant to this Agreement is subject to the conditions precedent that the Agent shall have received on the Closing Date, in form and substance satisfactory to the Agent and the Lenders, the following:

          (a) executed originals of each of this Agreement, the Note and the other Loan Documents, together with all schedules and exhibits thereto;

          (b)  the pledged stock and stock powers executed in blank;

          (c) favorable written opinions of special counsel to the Loan Parties dated the Closing Date, addressed to the Lender substantially in the form of Exhibit I attached hereto;

          (d) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Loan Parties certified by its secretary or assistant secretary as of the Closing Date, appointing (in the case of the Borrower) the initial Authorized Representative and approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

          (e) specimen signatures of officers of each of the Loan Parties executing the Loan Documents on behalf of such Person, certified by the secretary or assistant secretary of the Borrower or Guarantor, as applicable;

          (f) the charter documents and bylaws of each of the Loan Parties, certified by the secretary or assistant secretary of such Guarantor;

          (g) certificates issued as of a recent date by the Secretaries of State of the jurisdiction of incorporation of each of the Loan Parties as to the due existence and good standing of the Borrower and each Guarantor therein;

          (h) appropriate certificates of qualification to do business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of each of the Loan Parties as of a recent date by the Secretary of State or comparable official of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could materially adversely affect the business, operations or conditions, financial or otherwise, of the Borrower or any Guarantor;

          (i) receipt by the Agent and the Lenders of such fees and other consideration as may be required by the terms of the commitment to lend;

          (j)  notice of appointment of the initial Authorized
     Representative;

          (k)  evidence of insurance required by the Loan Documents;

          (l) evidence that all of the conditions required for the filing of the articles of merger pursuant to the terms of Merger Agreement A have been satisfied and evidence that all consents and approvals of third parties, including those required in Section 9.8 of Merger Agreement A and listed on Schedule 5.22 thereto, have been obtained; and

          (m) such other information, documents, instruments, certificates and opinions as the Agent may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby.

     5.02 Conditions of Loans. The obligations of the Lenders to make any Loans hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

          (a) the Agent shall have received a Borrowing Notice if required by Article II hereof;

          (b) the representations and warranties of the Borrower set forth in Article VI hereof and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance with the same effect as though such represen-tations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 6.01(f)(i) shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 7.01 hereof;

          (c) at the time of, and after giving effect to, each such Advance, no Default or Event of Default specified in Article IX hereof, shall have occurred and be continuing; and

          (d) immediately after giving effect to a Loan, Outstandings shall not exceed the Total Revolving Credit Commitment and the principal balance of all outstanding Loans for each Lender shall not exceed such Lender's Revolving Credit Commitment; and

          (e) in the good faith judgment of the Agent and the Lenders, there shall not have occurred or become known to the Agent or the Lenders any event, condition, situation or status that has had or could reasonably be expected to result in a Material Adverse Effect.

                                   ARTICLE VI

                               Representations and Warranties

     6.01 Representations and Warranties. The Borrower represents and warrants with respect to itself and each Subsidiary(which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:

          (a)  Organization and Authority.

               (i) the Borrower is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation;

               (ii) the Borrower (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a material adverse effect on the business or operations taken as a whole of the Borrower;

               (iii) the Borrower has the power and authority to execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party; and

               (iv) each Guarantor has the power and authority to execute, deliver and perform the Guaranty Agreement and each of the other Loan Documents to which it is a party;

               (v) when executed and delivered, each of the Loan Documents to which any Loan Party is a party will be the legal, valid and binding obligation or agreement of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally, to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

          (b) Loan Documents. The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party:

               (i) have been duly authorized by all requisite corporate action (including any required shareholder approval) of each of the Loan Parties required for the lawful execution, delivery and performance thereof;

               (ii) do not violate any provisions of (1) applicable law, rule or regulation, (2) any order of any court or other agency of government binding on the Loan Parties or their respective properties, or (3) the charter documents or by-laws of the Loan Parties;

               (iii) does not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any indenture, agreement or other instrument to which the Loan Parties are a party, or by which the properties or assets of the Loan Parties are bound;

               (iv) does not and will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Loan Parties except any liens in favor of the Agent for the benefit of the Lenders created by the Loan Documents.

          (c) Solvency. The Borrower is Solvent after giving effect to the transactions contemplated by this Agreement and the other Loan Documents.

          (d) Subsidiaries and Stockholders. The Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in
     Schedule 6.01(d) hereto; Schedule 6.01(d) to this Agreement states as of the date hereof the principal place of business of the Borrower and each Subsidiary, the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or equity interest owned by Borrower or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and Borrower and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 6.01(d), free and clear of any Lien other than Liens created hereby.

          (e) Ownership Interests. Borrower owns no interest in any Person other than the Persons listed in Schedule 6.01(d) hereto and Eligible Securities;

          (f) Financial Condition. (i) The Borrower has heretofore furnished to the Agent for the benefit of the Lenders balance sheets of each of the Acquired Companies as at December 31, 1995, and December 31, 1996 and the notes thereto and the related statements of income, stockholders' equity and cash flows for the Fiscal Years then ended, balance sheets of the Acquired Companies as of March 31, 1997, and the related statements of income, stockholders' equity and cash flows, in each case without notes, for and as of the three month period then ended. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of each of the Acquired Companies as of the end of such Fiscal Years and the three month period and results of their operations and the changes in their stockholders' equity for the Fiscal Years and interim period then ended, all in conformity with Generally Accepted Accounting Principles applied on a Consistent Basis, subject however, in the case of unaudited interim statements to year end adjustments;

               (ii) The Borrower has heretofore furnished to the Agent for the benefit of the Lenders pro forma historical balance sheets of Borrower and its Subsidiaries as at December 31, 1995 and December 31, 1996 and the notes thereto and the related pro forma historical statements of income, stockholders' equity and cash flows for the Fiscal Years ended December 31, 1994, December 31, 1995 and December 31, 1996. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Years and the results of operations and the changes in their stockholders' equity for the Fiscal Years then ended as if the Acquired Companies had been Acquired on the dates of such financial statements all in conformity with GAAP applied on a Consistent Basis.

               (iii) since March 31, 1997, there has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries considered as a whole or in the businesses, properties and operations of the Borrower and its Subsidiaries, considered as a whole, nor have such businesses or properties, considered as a whole, been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God;

               (iv) except as set forth in the financial statements referred to in Section 6.01(f)(i) or in Schedule 6.01(f) or
          Schedule 6.01(j) hereto, neither Borrower nor any Subsidiary has incurred, other than in the ordinary course of business and professional fees associated with the transactions contemplated under the Merger Agreements and this Agreement, any material indebtedness, obligations, commitments or other liability contingent or otherwise which remain outstanding or unsatisfied;

          (g) Title to Properties. The Borrower has title to all its real and personal properties, subject to no transfer restrictions or Liens of any kind, except for Permitted Liens;

          (h) Taxes. The Borrower and each Subsidiary has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it and except for taxes and assessments being contested in good faith and against which reserves satisfactory to the Borrower's independent certified public accountants have been established, has paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due;

          (i) Other Agreements. Except as set forth on Schedule 6.01(i), neither the Borrower nor any Subsidiary is

               (i) a party to any judgment, order, decree or any agreement or instrument or subject to restrictions materially adversely affecting the business, properties or assets, operation or condition (financial or otherwise) of the Borrower or any Subsidiary considered as a whole; or

               (ii) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Borrower or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could have, a material adverse effect on the business, operations or condition, financial or otherwise, of the Borrower or any Subsidiary considered as a whole;

          (j) Litigation. Except as set forth in Schedule 6.01(j) hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or affecting the Borrower or any Subsidiary or any properties or rights of the Borrower or any Subsidiary, which could reasonably be expected to materially adversely affect the financial condition, business or operations of the Borrower or any Subsidiary considered as a whole;

          (k) Margin Stock. The proceeds of the borrowings made pursuant to Article II hereof will be used by the Borrower only for the purposes set forth in Section 2.12 hereof. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

          (l) Investment Company. Neither the Borrower nor any Subsidiary is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80a-1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the performance by the Borrower of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

          (m) Patents, Etc. The Borrower and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to the conduct of its business as now conducted, without known conflict with any patent, license, franchise, trademark, trade secrets and confidential commercial or proprietary information, trade name, copyright, rights to trade secrets or other proprietary rights of any other Person which could reasonably be expected to result in a Material Adverse Effect;

          (n) No Untrue Statement. Neither this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower or any Loan Party in accordance with or pursuant to any Loan Document contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation or statement contained therein not misleading in any material respect;

          (o) No Consents, Etc. Neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated hereby is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental or other authority or any other Person on the part of the Borrower or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents or if so, such consent, approval, authorization, filing, registration or qualification has been obtained or effected, as the case may be;

          (p)  ERISA.

               (i) None of the employee benefit plans maintained at any time by the Borrower or any Subsidiary or the trusts created thereunder has engaged in a prohibited transaction which could subject any such employee benefit plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA;

               (ii) None of the employee benefit plans maintained at any time by the Borrower or any Subsidiary which are employee pension benefit plans and which are subject to Title IV of ERISA or the trusts created thereunder has been terminated so as to result in a material liability of the Borrower or any Subsidiary under ERISA nor has any such employee benefit plan of the Borrower or any Subsidiary incurred any material liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, other than for required insurance which has been paid or is not yet due and payable; neither the Borrower nor any Subsidiary has withdrawn from or caused a partial withdrawal to occur with respect to any Multi-employer Plan resulting in any assessed and unpaid withdrawal liability; the Borrower and each Subsidiary has made or provided for all contributions to all such employee pension benefit plans which they maintain and which are required as of the end of the most recent fiscal year under each such plan; neither the Borrower nor any Subsidiary has incurred any accumulated funding deficiency with respect to any such plan, whether or not waived; nor has there been any reportable event, or other event or condition, which presents a material risk of termination of any such employee benefit plan by such Pension Benefit Guaranty Corporation which could reasonably be expected to have a Material Adverse Effect;

               (iii) The present value of all vested accrued benefits under the employee pension benefit plans which are subject to Title IV of ERISA, maintained by the Borrower or any Subsidiary did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such employee benefit plans allocable to such benefits;

               (iv)   The consummation of the Loans provided for in
     Article II will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption;

               (v) To the best of the Borrower's knowledge, each employee pension benefit plan subject to Title IV of ERISA, maintained by the Borrower or any Subsidiary, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules;

               (vi) There has been no withdrawal liability incurred and unpaid with respect to any Multi-employer Plan to which the Borrower or any Subsidiary is or was a contributor which could reasonably be expected to have a Material Adverse Effect;

               (vii) As used in this Agreement, the terms "employee benefit plan," "employee pension benefit plan," "accumulated funding deficiency," "reportable event," and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Code Section 4975 and ERISA;

               (viii) Neither the Borrower nor any Subsidiary has any liability not disclosed on any of the financial statements furnished to the Lenders pursuant to Section 6.01(f) hereof, contingent or otherwise, under any plan or program or the equivalent for unfunded post-retirement benefits, including pension, medical and death benefits, which liability would have a Material Adverse Effect on the financial condition of the Borrower and its Subsidiaries.

          (q) No Default. As of the date hereof, there does not exist any Default or Event of Default hereunder;

          (r) Hazardous Materials. The Borrower and each Subsidiary is in compliance with all applicable Environmental Laws in all material respects. Neither the Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which calls into question compliance by the Borrower or any Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material which could reasonably be expected to have a Material Adverse Effect;

          (s) RICO. Neither the Borrower nor any Subsidiary is engaged in and has not engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws;

          (t) Employment Matters. Except as set forth on Schedule 6.01(t), the Borrower and each Subsidiary is in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any material litigation, administrative proceeding nor, to the knowledge of the Borrower, any investigation, in respect of such matters which could reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VII

                              Affirmative Covenants

     Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will and will cause each Subsidiary to:

     7.01 Financial Reports, Etc. (a) as soon as practical and in any event within 120 days after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Agent and each Lender (i) consolidated and consolidating balances sheet of the Borrower and its Subsidiaries, and the notes thereto, and the related consolidated and consolidating statements of income, stockholders' equity and cash flows and the respective notes thereto, for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and containing opinions of (in the case of such consolidated statements) independent certified public accountants selected by the Borrower and approved by the Agent, which are unqualified; and (ii) a certificate of an Authorized Representative demonstrating compliance with Sections 8.01, 8.02, 8.03, and 8.04 of this Agreement, which certificate shall be in the form attached hereto as Exhibit J;

     (b) as soon as practical and in any event within 45 days after the end of each fiscal quarter (except the last of the Fiscal Year), deliver to the Agent and each Lender (i) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such reporting period, the related consolidated and consolidating statements of income, stockholders' equity for such reporting period and for the period from the beginning of the Fiscal Year through the end of such reporting period, accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such reporting period and the results of their operations and the changes in their financial position for such reporting period, in conformity with the standards set forth in Section 6.01(f)(i) with respect to interim financials and (ii) a certificate of an Authorized Representative containing computations for such quarter comparable to that required pursuant to Section 7.01(a)(ii);

     (c)  together with each delivery of the financial statements required by
Section 7.01(a)(i) hereof, deliver to the Agent and each Lender a letter from the Borrower's accountants specified in Section 7.01(a)(i) hereof stating that in performing the audit necessary to render an opinion on the financial statements delivered under Section 7.01(a)(i), they obtained no knowledge of any Default or Event of Default by the Borrower or any Subsidiary in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); and if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

     (d) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the Borrower or any of its Subsidiaries;

     (e) as soon as practical and in any event within 30 days after the end of each Fiscal Year of the Borrower, deliver to the Agent and each Lender a capital and operating expense budget and consolidated financial projections for the Borrower and its Subsidiaries for the next Fiscal Year, prepared in accordance with GAAP applied on a Consistent Basis;

     (f) as soon as practical and in any event within 45 days following the end of each fiscal quarter, deliver to the Agent and each Lender an accounts receivable and accounts payable aging report in form and detail acceptable to the Agent;

     (g) promptly, from time to time, deliver or cause to be delivered to the Agent and each Lender such other information regarding the Borrower's and any Subsidiary's operations, business affairs and financial condition as the Agent or such Lender may reasonably request;

     The Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any Governmental Authority having jurisdiction over the Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement subject to the terms of Section 11.15.

     7.02 Maintain Properties. Maintain all material properties necessary to its operations in good working order and condition (ordinary wear and tear excepted) and make all needed repairs, replacements and renewals as are necessary to conduct its business in accordance with customary business practices.

     7.03 Existence, Qualification, Etc. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, trade names, trademarks and permits and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which the failure to so maintain or qualify would have a material adverse affect on the Borrower or its Subsidiaries considered as a whole.

     7.04 Regulations and Taxes. Comply with or contest in good faith all material statutes and governmental regulations and pay all material taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a Lien against any of its properties except liabilities being contested in good faith and against which adequate reserves have been established in accordance with Generally Accepted Accounting Principles.

     7.05 Insurance. (i) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards to the extent and in the manner customarily insured against by similar businesses owning such properties similarly situated, (ii) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions providing no less coverage than that specified in Schedule 7.05 attached hereto, such insurance policies to be in form satisfactory to the Agent, (iii) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes), and (iv) maintain insurance on all Collateral as required by the Security Agreement.

     7.06 True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by Generally Accepted Accounting Principles with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

     7.07 Pay Indebtedness to Lenders and Perform Other Covenants. (a) Make full and timely payment of the principal of and interest on the Notes and all other Obligations whether now existing or hereafter arising; and (b) duly comply with all the terms and covenants contained in all Loan Documents and other instruments and documents given to the Agent or the Lenders pursuant hereto or thereto.

     7.08 Right of Inspection. Permit the Agent and any Lender and accountants, attorneys or other consultants designated by the Agent and any Lender at the Agent or any Lender's expense to visit and inspect any of the properties, corporate books and financial reports of the Borrower and its Subsidiaries, and to discuss their respective affairs, finances and accounts with their principal executive officers and independent certified public accountants, all at times reasonably convenient to the Borrower, at reasonable intervals and with reasonable prior notice.

     7.09 Observe all Laws. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business.

     7.10 Officer's Knowledge of Default. Upon the President, any Vice President, the Chief Financial Officer or the Controller of the Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or any Subsidiary described in Section 9.01(e), cause such officer or an Authorized Representative to promptly notify the Agent of the nature thereof, the period of existence thereof, and what action the Borrower proposes to take with respect thereto.

     7.11 Suits or Other Proceedings. Upon the President, any Vice President, the Chief Financial Officer or the Controller of the Borrower obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary, in an amount greater than $100,000 not otherwise covered by insurance, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

     7.12 Notice of Discharge of Hazardous Material or Environmental Complaint. Promptly provide to the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Subsidiary relating to any material (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Laws or OSHA; (b) release or threatened release by the Borrower or any Subsidiary of any Hazardous Material, except where occurring legally; or (c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

     7.13 Environmental Compliance. If the Borrower or any Subsidiary shall receive notice from any governmental authority that the Borrower or any Subsidiary has violated any applicable Environmental Laws, the Borrower shall to the extent required by law and after expiration of all valid appeals and administrative proceedings (and in any event within the time period permitted by the applicable governmental authority) remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation.

     7.14 Indemnification. The Borrower hereby agrees to defend, indemnify and hold the Agent and each Lender and each of their affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, cleanup costs and reasonable attorneys' fees) arising directly or indirectly from, out of or by reason of the handling, storage, treatment, emission or disposal of any Hazardous Material by or in respect of the Borrower or any Subsidiary or property owned or leased or operated by the Borrower or any Subsidiary, except to the extent such claim, loss, liability, damage or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The provisions of this Section 7.14 shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date and expiration or termination of this Agreement.

     7.15 Further Assurances. At its cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

     7.16 ERISA Requirement. Comply in all material respects with all requirements of ERISA applicable to it and furnish to the Agent as soon as possible and in any event (i) within thirty (30) days after the Borrower knows or has reason to know that any reportable event with respect to any employee benefit plan subject to Title IV of ERISA maintained by the Borrower or any Subsidiary which could give rise to termination or the imposition of any material tax or penalty has occurred, written statement of an Authorized Representative describing in reasonable detail such reportable event and any action which the Borrower or applicable Subsidiary proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation ("PBGC") or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized, (ii) promptly after receipt thereof, a copy of any notice that the Borrower or any Subsidiary may receive from the PBGC relating to the intention of the PBGC to terminate any employee benefit plan or plans of the Borrower or any Subsidiary or to appoint a trustee to administer any such plan, and (iii) within 10 days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a plan, a certificate of an Authorized Representative setting forth details as to such failure and the action that the Borrower or its affected Subsidiary, as applicable, proposes to take with respect thereto, together with a copy of such notice given to the PBGC.

     7.17 Continued Operations. Continue at all times (i) to conduct its business and engage principally in a line or lines of business involving the furnishing of personnel related services, and (ii) preserve, protect and maintain free from Liens its material patents, copyrights, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets and know-how necessary or materially useful in the conduct of its operations, except to the extent Borrower or its Subsidiaries is otherwise permitted hereunder to dispose of assets.

     7.18 Use of Proceeds. Use the proceeds of the Loans solely for the purposes specified in Section 2.12 hereof.

     7.19 New Subsidiaries. (a) Within thirty (30) days of the acquisition or creation of any Subsidiary cause to be delivered to the Lender each of the following:

               (i) a Guaranty Agreement substantially in the form attached hereto as Exhibit K;

               (ii) (A) to the extent required by Section 7.19(b) hereof, the Pledged Stock, together with duly executed stock powers in blank affixed thereto, and (B) if such Collateral shall be owned by a Subsidiary who has not then executed and delivered to the Agent a security instrument from the owner of such Collateral granting a Lien to the Agent in such Collateral, a Pledge Agreement substantially similar in form and content to that executed and delivered by the Borrower as of the Closing Date, with appropriate revisions as to the identity of the pledgor and securing the obligations of such pledgor under its Guaranty Agreement;

               (iii) an opinion of counsel to the Subsidiary dated as of the date of delivery of the Guaranty Agreement provided in the foregoing clause (i) and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent (which opinion may include assumptions and qualifications of similar effect to those contained in the opinions of counsel delivered pursuant to Section 6.01(b) hereof), to the effect that:

               (A) such Subsidiary is duly organized, validly existing and in good standing in the jurisdiction of its organization, has the requisite power and authority to own its properties and conduct its business as then owned and then proposed to be conducted; and

               (B) the execution, delivery and performance of the Guaranty Agreement and other Loan Documents described in clause (i) and (ii) of this Section 7.19 to which such Subsidiary is a signatory have been duly authorized by all requisite corporate action (including any required shareholder approval), such agreements have been duly executed and delivered and constitute valid and binding obligations of such Subsidiary, enforceable against such Subsidiary in accordance with their terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity); and

               (iv) current copies of the charter documents, including partnership agreements and certificate of limited partnership, if applicable, and bylaws of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such charter documents, bylaws or by applicable laws, of the shareholders or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in clause (i) of this
          Section 7.19 and evidence satisfactory to the Agent (confirmation of the receipt of which will be provided by the Agent) that such Subsidiary is Solvent as of such date and after giving effect to the Guaranty Agreement.

          (b) Cause at all times the Agent to have a duly perfected first priority security interest in all of the issued and outstanding capital stock of each Subsidiary.

     7.20 Acquisition B. Cause the consummation of Acquisition B pursuant to the terms of Merger Agreement B on or before May 31, 1997 and, at such time as Acquisition B is consummated update all schedules to this Agreement.

                                   ARTICLE VIII

                                Negative Covenants

     Until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:

     8.01 Consolidated Leverage Ratio. Permit at the end of each fiscal quarter the Consolidated Leverage Ratio to exceed 3.00 to 1.00.

     8.02 Consolidated Fixed Charge Coverage Ratio. Permit at the end of each fiscal quarter the Consolidated Fixed Charge Ratio to be less than 2.00 to 1.00.

     8.03 Consolidated Capitalization Ratio. Permit at any time during the periods set forth below the Consolidated Capitalization Ratio to exceed that set forth below opposite such period:

          Period                                  Ratio

     (a)  Closing Date through 12/31/97           0.75 to 1.00

     (b)  Thereafter                              0.55 to 1.00

     8.04 Consolidated Current Ratio. Permit at the end of each fiscal quarter the Consolidated Current Ratio to be less than 1.40 to 1.00.

     8.05 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except

          (a) Indebtedness existing as of the date hereof and as set forth in Schedule 6.01(f) attached hereto and incorporated herein by reference and any renewal or refinancings thereof so long as such renewal or refinancing does not increase the principal amount or accelerate the maturity of such Indebtedness;

          (b) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (c)  Indebtedness arising under this Agreement;

          (d) indebtedness related to Capital Leases and purchase money Indebtedness not to exceed $200,000 in the aggregate outstanding at any time;

          (e) Indebtedness incurred in connection with an Acquisition approved by the Required Lenders pursuant to the terms of Section 8.07(iv)(D);

          (f)  intercompany Indebtedness permitted under Section 8.07(v);

          (g) the guaranty of the Non-Competition Agreement set forth as item number 2 on Schedule 6.01(f); and

          (h) additional outstanding Indebtedness of up to an aggregate principal amount of $100,000.00.

For purposes of determining the amount of Indebtedness incurred in connection with an Acquisition, any Indebtedness which under Generally Accepted Accounting Principles must be recorded as a liability on the consolidated balance sheet of the Borrower, whether or not constituting a Contingent Obligation or Indebtedness for Money Borrowed, shall be deemed Indebtedness at 100% of the amount thereof for purposes of this Section 8.06, and to the extent such Indebtedness is not so required to be recorded as a liability, it shall not be deemed Indebtedness for purposes of this Section 8.06.

     8.06 Transfer of Assets.  Sell, lease, transfer or otherwise dispose of
(i) any interest in any Guarantor, or (ii) any other asset of Borrower or any Guarantor except (a) assets sold in the ordinary course of business, (b) assets which are worn out, obsolete or no longer necessary, or (c) assets transferred among the Loan Parties.

     8.07 Investments; Acquisitions. Purchase, own, invest in or otherwise Acquire, directly or indirectly, any stock or other securities or all or substantially all of the assets, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person; provided, however, the Borrower and its Subsidiaries may maintain investments or invest in or Acquire

               (i)   Eligible Securities;

               (ii) investments existing as of the date hereof and as set forth in Schedule 6.01(d) attached hereto;

               (iii) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

               (iv) Acquisitions so long as (A) the Person to be (or whose assets are to be) Acquired does not oppose such Acquisition and the line or lines of business of the Person to be Acquired are substantially the same as one or more line or lines of business conducted by the Borrower and its Subsidiaries or compliments the existing business of the Borrower and its Subsidiaries, (B) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and the Borrower shall have furnished to the Agent (x) proforma historical financial statements as of the end of the most recently ended Fiscal Year of the Borrower and the most recently ended fiscal quarter, if applicable, giving effect to such Acquisition and containing adjustments to Consolidated EBITDA as set forth in the definition of Adjusted Consolidated EBITDA and (y) a Compliance Certificate in the form of Exhibit J prepared on an historical proforma basis giving effect to such Acquisition, which Compliance Certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto based on the use of Adjusted Consolidated EBITDA for purposes of compliance with Sections 8.01 and 8.02, (C) the Person Acquired shall be a wholly-owned Subsidiary, or be merged into the Borrower or a wholly-owned Subsidiary (or if assets are being Acquired, the acquiror shall be the Borrower or a wholly-owned Subsidiary), (D) if the Person to be (or whose assets are to be ) Acquired is domiciled outside the United States of America or if the Cost of Acquisition shall (x) exceed $2,000,000 for any single Acquisition or (y) cause the aggregate Cost of Acquisitions over the life of the Revolving Credit Facility to exceed $4,000,000, the consent of the Required Lenders shall be required, and (E) copies of all legal and financial information and documentation, which, in the Agent's reasonable judgment is required to evaluate any proposed Acquisition, shall be delivered to the Agent ten (10) Business Days prior to any Acquisition;

               (v) loans and advances to and investments in Subsidiaries so long as such Subsidiary shall be a Guarantor or shall become a Guarantor pursuant to Section 7.19;

               (vi) investments in the form of ownership of the capital stock of any Subsidiary; and

               (vii) guarantees of any Indebtedness of a Subsidiary permitted under Section 8.05 hereof.

     8.08 Liens. Incur, create or permit to exist any pledge, Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets of the Borrower or any Subsidiary to secure Indebtedness owed to any other Person, other than Permitted Liens.

     8.09 Dividends or Distributions. Declare or pay any dividends (other than those payable solely in capital stock) or distribution in reduction of capital or otherwise in respect of any equity interest, or purchase, redeem or otherwise retire any such equity interest except (a) the Borrower may make distributions to stockholders in an amount equal to the lesser of (i) the amount of each stockholder's income tax liability payable by reason of the operations of the Borrower and its Subsidiaries or (ii) fifty percent (50%) of Consolidated Net Income before income taxes, and (b) Subsidiaries may pay dividends to the Borrower.

     8.10 Merger or Consolidation. (a) Consolidate with or merge into any other Person, or (b) permit any other Person to merge into it; or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets (other than sales in the ordinary course of business); provided, however, (i) any Subsidiary of the Borrower may merge or transfer all or substantially all of its assets into or consolidate with any wholly-owned Subsidiary of the Borrower or any Guarantor who has secured its Guaranty, (ii) any Person may merge with the Borrower or a wholly-owned Subsidiary if the Borrower or such Subsidiary shall be the survivor thereof and such merger shall not cause, create or result in the occurrence on any Default or Event of Default hereunder.

     8.11 Change in Control.  Cause, suffer or permit any Change of Control.

     8.12 Transactions with Affiliates. Enter into any transaction after the date hereof, including, without limitation, the purchase, sale, leasing or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower (other than a Subsidiary), except (a) that such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services (including directors' fees), (b) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's (or any Subsidiary's) business consistent with past practice of the Borrower and its Subsidiaries, (c) the Borrower or any Subsidiary may rent a certain aircraft owned by Aviation Leasing, Inc., an affiliate of David C. Cooper, so long as the rental payments thereunder do not exceed $50,000 in any fiscal year, and (d) the Employment Agreements identified on Schedule 8.12 hereof.

     8.13 ERISA. With respect to all employee pension benefit plans maintained by the Borrower or any Subsidiary:

               (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA;

               (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject the Borrower or a Subsidiary to any material tax or penalty or other liability on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA;

               (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under the terms of such plan;

               (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan;

               (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition, which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a Single Employer Plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation; or

               (vi) incur any withdrawal liability with respect to any Multi-employer Plan.

     8.14 Dissolution, etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with the merger or consolidation of Subsidiaries into each other or into a Borrower permitted pursuant to Section 8.10.

     8.15 Rate Hedging Obligations. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except pursuant to a Swap Agreement.

                                   ARTICLE IX

                        Events of Default and Acceleration

     9.01 Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

          (a) if default shall be made in the due and punctual payment of the principal of any Loan or other Obligation, when and as the same shall be due and payable whether pursuant to any provision of Article II hereof, at maturity, by acceleration or otherwise; or

          (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or of any fees or other amounts payable to any of the Lenders under the Loan Documents on the date on which the same shall be due and payable; or

          (c) if default shall be made in the performance or observance of any covenant set forth in Sections 7.06, 7.07(a), 7.08, 7.10, 7.19, or Article VIII hereof (except that in the case of Section 8.05, 8.07(i), 8.08 and 8.12 such default shall continue for a period of ten (10) days after the occurrence thereof);

          (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for 30 or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Agent or the Borrower becomes aware of such default, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document delivered to the Agent or the Lenders in connection with or pursuant to this Agreement or any of the Obligations evidencing or creating any obligation or guaranty in favor of the Agent or any of the Lenders, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent), or if without the written consent of the Required Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Agent or the Lenders); or

          (e) if a default shall occur, which is not waived, (i) in the payment of any principal, interest, premium or other amounts with respect to any Indebtedness (other than the Loans) of the Borrower or of any Subsidiary in an amount not less than $50,000 in the aggregate outstanding, or (ii) in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and such default shall continue for more than the period of grace, if any, therein specified, or if such default shall permit the holder of any such Indebtedness to accelerate the maturity thereof; or

          (f) if any representation, warranty or other statement of fact contained herein or any other Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any of the Lenders by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with this Agreement or the other Loan Documents, or otherwise, shall be false or misleading in any material respect when given; or

          (g) if the Borrower or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

          (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any Subsidiary seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of sixty (60) days; or if the Borrower or any Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or

          (i) if (i) any judgment where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $50,000 is rendered against the Borrower or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of the Borrower's or any Subsidiary's properties for any amount in excess of $50,000; and such judgment, attachment, injunction or execution has not been either paid, stayed, discharged, bonded or dismissed for a period of thirty (30) days; or

          (j) if the Borrower or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of the Borrower and the Subsidiaries, taken as a whole; or

          (k) if the Borrower or any Subsidiary shall breach any of the terms or conditions of any agreement under which any Rate Hedging Obligation permitted pursuant to Section 8.15 is created and such breach shall continue beyond any grace period, if any, relating thereto pursuant to the terms of such Obligation, or the Borrower or any Subsidiary shall disaffirm or seek to disaffirm any such agreement or any of its obligations thereunder; or

          (l) if at any time the Agent shall not be in receipt of the Guaranty Agreement or any other Loan Document required under Section
     7.19 within the time set forth thereunder;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

               (A) either or both of the following actions may be taken: (i) the Agent, with the consent of the Required Lenders may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans terminated, whereupon the obligation of the Lenders to make further Loans hereunder shall terminate immediately, and (ii) the Agent shall, at the direction of the Required Lenders declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lenders to make Loans hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders;

               (B) The Agent and each of the Lenders shall have all of the rights and remedies available under the Loan
          Documents or under any applicable law.

     9.02 Agent to Act. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

     9.03 Cumulative Rights. No right or remedy herein conferred upon the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

     9.04 No Waiver. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

     9.05 Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to
Article IX hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder, shall be applied by the Agent in the following order:

          (a)  amounts due to the Lenders pursuant to Sections 2.09, 3.03,
     3.04 and 11.05;

          (b)  amounts due to the Agent pursuant to Section 10.08;

          (c) payments of interest on the Loans to be applied for the ratable benefit of the Lenders;

          (d) payments of principal of the Loans to be applied for the ratable benefit of the Lenders;

          (e)  amounts due to the Lenders pursuant to Section 7.14;

          (f) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders;

          (g) amounts due to any of the Lenders in respect of Obligations consisting of liabilities under any Swap Agreement with any of the Lenders on a pro rata basis according to the amounts owed; and

          (h) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.

                                   ARTICLE X

                                   The Agent

     10.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 hereof shall include its affiliates and its own and its affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Loan Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Loan Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Loan Party or any of its Subsidiaries or affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Notwithstanding any provision of this Agreement to the contrary, so long as NationsBank is the sole Lender, the term "Agent" shall mean NationsBank as Lender.

     10.02 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telefacsimile) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Loan Party), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 11.01 hereof. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

     10.03 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 10.02 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

     10.04 Rights as Lender. With respect to its Revolving Credit Commitment and the Loans made by it, NationsBank (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. NationsBank (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Loan Party or any of its Subsidiaries or affiliates as if it were not acting as Agent, and NationsBank (and any successor acting as Agent) and its affiliates may accept fees and other consideration from any Loan Party or any of its Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

     10.05 Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 11.05 hereof, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their respective Revolving Credit Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Loan Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs of expenses payable by the Borrower under Section 11.05, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. The agreements contained in this Section shall survive payment in full of the Loans and all other amounts payable under this Agreement.

     10.06 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or any of its Subsidiaries or affiliates that may come into the possession of the Agent or any of its affiliates.

     10.07 Resignation of Agent. The Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America having combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     10.08 Fees. When and if there shall be more than one Lender under this Agreement, the Borrower agrees to pay to the Agent, for its individual account, an annual Agent's fee as from time to time agreed to by the Borrower and Agent in writing.

                                   ARTICLE XI

                                 Miscellaneous

     11.01 Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes, and its Revolving Credit Commitment); provided, however, that

               (i)   each such assignment shall be to an Eligible
          Assignee;

               (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $2,500,000 or an integral multiple of $500,000 in excess thereof;

               (iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Notes; and

               (iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of Exhibit B hereto, together with any Notes subject to such assignment and a processing fee of $3,500; provided that such fee is not to be charged to the Borrower unless the assignment is made pursuant to
          Section 3.07 hereof.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 11.01, the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with
Section 3.06.

     (b) The Agent shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

     (d) Each Lender may sell participations (at no cost to the Borrower) to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and its Loans); provided, however, that (i) such participation shall be in an amount at least equal to $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) such Lender's obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participant shall be entitled to the benefit of the yield protection provisions contained in Article III and the right of set-off contained in Section 11.03, and (v) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Note and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Note, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Note, or extending its Revolving Credit Commitment, or releasing all or substantially all of the Collateral).

     (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

     (f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

     (g) The Borrower may not assign any rights, powers, duties or obligations under this Agreement or the other Loan Documents without the prior written consent of all the Lenders.

     11.02 Notices. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against receipt therefor) at the address set forth below or such other address as such party shall specify to the other parties in writing (or, in the case of telephonic notice or notice by telefacsimile, telegram or telex (where the receipt of such message is verified by return) expressly provided for hereunder, when received during normal business hours at such telephone, telefacsimile or telex number as may from time to time be specified in written or oral notice to the other parties hereto or otherwise received), or by overnight courier or express mail on the day following the date sent, addressed to such party at said address:

          (a)  if to the Borrower:

               ICCE, Inc.
               Five Concourse Parkway
               Suite 2700
               Atlanta, Georgia 30328
               Attention:     Timothy Mann, Jr.
               Telephone:     (770) 395-0014
               Telefacsimile: (770) 395-6521

          (b)  if to the Agent:

               NationsBank, National Association
               MD2-600-03-02
               6610 Rockledge Drive
               Bethesda, Maryland 20817
               Attention:     Ms. Barbara Levy
               Telephone:     (301) 493-7256
               Telefacsimile: (301) 571-9098

               with a copy to:

               NationsBank, National Association
               MD2-600-03-02
               6610 Rockledge Drive
               Bethesda, Maryland 20817
               Attention:     Commercial Lending

          (c)  if to any Lender:

          At the addresses set forth on the signature pages hereof and on the signature pages of each Assignment and Acceptance;

          (d) If to any other Loan Party, at the address set forth on the signature page of the Loan Document executed by such Loan Party.

     11.03 Right of Setoff; Adjustments. (a) Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Notes held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

     (b) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans owing to it, or shall provide such other Lenders with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section
11.03 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.

     11.04 Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any commitment hereunder or the Borrower has continuing obligations hereunder unless otherwise provided herein. Whenever in this Agreement, any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in this Agreement, the Notes and the other Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

     11.05     Expenses.  The Borrower agrees

          (a) to pay or reimburse the Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, this Agreement or any of the other Loan Documents (including travel expenses relating to closing), and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and customary fees and disbursements of counsel to the Agent as well as all such expenses and costs arising in connection with any amendment, supplement or modification to this Agreement or any other Loan Documents,

          (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement (only from and after the occurrence and continuation of a Default or Event of Default) or preservation of any rights under this Agreement and the other Loan Documents, including without limitation, the reasonable fees and disbursements of its counsel,

          (c) to pay, indemnify and hold the Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or any other Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or any other Loan Documents, and

          (d) to pay, indemnify, and hold the Agent and the Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any indemnity agreement or undertaking made by the Agent or any Lender to facilitate the processing of checks, payroll or otherwise, of Borrower, or in any respect relating to the transactions contemplated hereby or thereby, (all the foregoing, collectively, the "indemnified liabilities"); provided, however, that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the willful misconduct or gross negligence of or the willful breach of the Loan Documents by the party seeking indemnification,
     (ii) legal proceedings commenced against the Agent or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) any taxes imposed upon the Agent or any Lender other than the documentary, stamp, excise and similar taxes described in clause (c) above or any tax which would be payable to Lender by Borrower pursuant to Article III hereof, it being understood that the Lenders shall have the affirmative obligation, so long as no Default or Event of Default exists hereunder, to take all reasonable steps to ensure such documentary, stamp or similar taxes are not required to be paid, (iv) taxes imposed and costs and expenses incurred as a result of a transfer or assignment of any Note, participation or assignment of a portion of a Lender's rights or (v) any transfer taxes, costs, fees or expenses incurred in connection with any transfer of the Notes. The agreements in this subsection shall survive repayment of the Notes and all other Obligations hereunder and termination of this Agreement.

     11.06 Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if Article X or the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders (i) increase the Revolving Credit Commitments of the Lenders, (ii) reduce the principal of or rate of interest on any Loan or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled installment of principal of or interest on any Loan or any fees or other amounts payable hereunder or for termination of any Revolving Credit Commitment, (iv) change the percentage of the Revolving Credit Commitments or of the unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or (v) release any Guarantor or all or substantially all of the Collateral.

     11.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

     11.08 Waivers by Borrower. In any litigation in any court with respect to, in connection with, or arising out of this Agreement, the Loans, any of the Notes, any of the other Loan Documents, the Obligations, or any instrument or document delivered pursuant to this Agreement or the other Loan Documents, or the validity, protection, interpretation, collection or enforcement thereof, or any other claim or dispute howsoever arising between the Borrower and the Agent and any Lender, the Borrower and the Agent and the Lenders hereby waive, to the extent permitted by applicable law, trial by jury in connection with any such litigation.

     11.09 Termination. The termination of this Agreement shall not affect any rights of the Borrower, the Agent or the Lenders or any obligation of the Borrower, the Agent or the Lenders, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Agent for the benefit of the Lenders hereunder and under the other Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable) or the Borrower has furnished the Agent and the Lenders with an indemnification satisfactory to the Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold such Lender harmless for, the amount of such payment surrendered until the Lenders shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lender's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

     11.10 Governing Law. ALL DOCUMENTS EXECUTED PURSUANT TO THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING, WITHOUT LIMITATION, THIS AGREEMENT AND EACH OF THE LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF GEORGIA; PROVIDED THAT THIS SECTION 11.10 SHALL NOT AFFECT THE APPLICABILITY OF, AND INTERPRETATION OR CONSTRUCTION OF APPROPRIATE TERMS AND PROVISIONS UNDER THE UNIFORM COMMERCIAL CODE OF ANY JURISDICTION WHICH GOVERN THE LIENS ON ANY OF THE COLLATERAL. THE BORROWER AND THE AGENT HEREBY SUBMIT TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF GEORGIA FOR THE PURPOSES OF RESOLVING DISPUTES HEREUNDER OR FOR THE PURPOSES OF COLLECTION.

     11.11 Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

     11.12 Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto.

     11.13 Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any term of this Agreement, the terms and provisions of this Agreement shall control.

     11.14 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

     11.15 Confidentiality. The Agent and each Lender (each, a "Lending Party") agrees to keep confidential any information furnished or made available to it by the Borrower pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent or advisor of any Lending Party or affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party,
(h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (i) subject to provisions substantially similar to those contained in this Section 11.15, to any actual or proposed participant or assignee.

[Signatures on following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.


                              ICCE, INC.


                              By:  /s/ Timothy Mann, Jr.
                              Name:   Timothy Mann, Jr.
                              Title:  President

                                   NATIONSBANK, NATIONAL ASSOCIATION,
                                   as Agent


                                   By:  /s/ Barbara P. Levy
                                   Name:   Barbara Levy
                                   Title:  Vice President

                                   NATIONSBANK, NATIONAL ASSOCIATION,
                                   as a Lender


                                   By:  /s/ Barbara P. Levy
                                   Name:   Barbara Levy
                                   Title:  Vice President


                                   Lending Office:

                                        NationsBank, National Association
                                        MD2-600-03-02
                                        6610 Rockledge Drive
                                        Bethesda, Maryland 20817
                                        Attention: Commercial Lending